Exhibit 99.1

Carlyle Credit Income Fund Announces First Quarter 2024 Financial Results and Declares 5.63% Increase to Monthly Common Dividends

New York - Carlyle Credit Income Fund (“we,” “us,” “our,” “CCIF” or the “Fund”) (NYSE: CCIF) today announced its financial results for its first quarter ending December 31, 2023. The full detailed presentation of the Fund’s first quarter 2024 financial results can be viewed on the Fund’s website carlylecreditincomefund.com/investor-dashboard.
Lauren Basmadjian, CCIF’s Chief Executive Officer said, “We are pleased with our results over the past quarter and the completion of the reallocation of the portfolio into equity tranches of CLOs, which is in alignment with Carlyle’s strategy and the fund’s mandate. With the successful deployment of the portfolio, we are increasing the monthly common dividend to 10.5 cents per share. We expect the higher monthly dividend will be fully covered by net investment income. Carlyle remains highly committed to the success of CCIF with a 41% ownership in the Fund.”
Over the past quarter, the Fund has successfully:
•Deployed over $40 million in CLO equity positions with a weighted average GAAP yield of 26%, increasing portfolio weighted average GAAP yield to 20.3% as of December 31, 2023;
•Declared and increased the monthly dividend to 10.5 cents through May 2024, equating to a 15.91% annualized dividend based on share price as of February 28, 2024;
•Leveraged the fund to meet target leverage of 0.25x – 0.40x through the issuance of 8.75% Series A Term Preferred Stock due 2028. CCIF issued $52 million total through the initial issuance of $30 million on October 18, an incremental $2 million through underwriters partially exercising the green shoe, and a $20 million add-on priced on November 21.
Net investment income for the first quarter of 2024 was $0.24 per common share and net asset value per common share was $7.99 on December 31, 2023. Net investment income in the first quarter was suppressed as the Fund did not achieve its target leverage until late November. Proceeds from the preferred offering were deployed through the end of the quarter. The total fair value of investments was $127.3 million as of December 31, 2023.
Dividends
CCIF is declaring a monthly dividend on shares of the Fund’s common stock of $0.1050 per share for March, April, and May 2024. The monthly dividend represents an annualized yield of 15.91% based on closing share price of $7.92 on February 28, 2024.

Security	Amount per Share	Record Dates	Payable Dates
Common Stock	$0.1050	March 18, 2024	March 28, 2024
		April 18, 2024	April 30, 2024
		May 20, 2024	May 31, 2024
CCIF is also pleased to announce the declaration of dividends on shares of the Fund’s 8.75% Series A Term Preferred Shares of $0.1823 per share for March, April, and May 2024.

Page | 1

Security	Amount per Share	Record Dates	Payable Dates
Series A Preferred Shares	$0.1823	March 18, 2024	March 28, 2024
		April 18, 2024	April 30, 2024
		May 20, 2024	May 31, 2024
Conference Call
The Fund will host a conference call at 10:00 a.m. EDT on Friday, March 1, 2024 to discuss its first quarter financial results. Please register for the conference call at https://edge.media-server.com/mmc/p/d9ff77a2/. The conference call information will also be available via a link on Carlyle Credit Income Fund’s website and the recording will be available on our website soon after the call’s completion.
About Carlyle Credit Income Fund
Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world's largest CLO managers.
Web: www.carlylecreditincomefund.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Jane Cai	Kristen Greco Ashton
+1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	+1 (212) 813-4763 kristen.ashton@carlyle.com
Page | 2